EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2001 relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K of Evolving Systems, Inc. for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Broomfield, Colorado
May 18, 2001